Exhibit 10.1

MUTUAL RELEASE AND TERMINATION AGREEMENT

Mutual Release and Termination Agreement, dated as of March 1, 2014 (this “Agreement”), by and between Minerco Resources, Inc. (the “Company”) a Nevada corporation having offices located at 20 Trafalgar Square, Suite 455, Nashua, NH, 03063 and Kodiak Capital Group, LLC, a Delaware limited liability company (collectively the “Kodiak”), having offices at 260 Newport Center Drive, Newport Beach, CA, 92260.

Recitals:

WHEREAS, the Company and Kodiak entered into a Stock Purchase Agreement, dated April 30, 2013 (the “SPA”) and

WHEREAS, the Company and Kodiak desire to mutually terminate the SPA and release one another from potential claims each party may have against the other party arising out of or in connection with their prior relationships;

NOW, THEREFORE, in exchange for $1 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
TERMINATION. Each of the Company and Kodiak hereby agree that (i) the SPA is hereby terminated in its entirety and (ii) the Note issued by the Company to Kodiak on April 30, 2013 is cancelled and extinguished and from and after the date hereof neither party shall have any obligations to the other party under the SPA or the Note.

2.	Mutual Releases.

(a)
Kodiak hereby fully, forever and irrevocably releases and discharges the Company, its successors, assigns, present and future directors, managers, partners, agents, consultants, employees, representatives, attorneys and insurers as applicable (the “Company Releasees”) from, and hereby waives, any and all claims, demands, obligations, agreements, contracts, covenants, obligations, costs, expenses, duties, suits, causes of action, fees, damages, interest, attorney’s fees and liabilities of any kind whatsoever, in law or in equity, whether known or unknown, whether absolute or contingent, whether suspected or unsuspected, and whether or not concealed or hidden, which Kodiak ever had, now has, or may have against the Company Releasees by reason of any agreement (including but not limited to the SPA and the Note), fact, event, circumstance, action, conduct, cause, thing or other matter whatsoever from the beginning of the world through the date of this Agreement; provided, however, that the release set forth in this Section 2(a) does not release or waive any representations, warranties, covenants or obligations of the Company or its successors or assigns which are set forth in this Agreement.

(b)
The Company hereby fully, forever and irrevocably releases and discharges Kodiak, its successors, assigns, present and future directors, managers, partners, agents, consultants, employees, representatives, attorneys and insurers as applicable (the “Company Releasees”) from, and hereby waives, any and all claims, demands, obligations, agreements, contracts, covenants, obligations, costs, expenses, duties, suits, causes of action, fees, damages, interest, attorney’s fees and liabilities of any kind whatsoever, in law or in equity, whether known or unknown, whether absolute or contingent, whether suspected or unsuspected, and whether or not concealed or hidden, which Company ever had, now has, or may have against the Kodiak Releases by reason of any agreement (including but not limited to the SPA and the Note), fact, event, circumstance, action, conduct, cause, thing or other matter whatsoever from the beginning of the world through the date of this Agreement; provided, however, that the release set forth in this Section 2(a) does not release or waive any representations, warranties, covenants or obligations of the Company or its successors or assigns which are set forth in this Agreement.

3.
Issuance of Legal Fees & Restricted Stock. In exchange for the agreements herein, the Company will issue within five business days of the date of this Agreement to Kodiak $2,000 in legal fees (the “Fee”) and 2,000,000 restricted shares of its Common Stock (the “Shares”) in full payment of any amounts owed under the SPA and the Note. Kodiak acknowledges and agrees that upon the issuance and delivery of the Fee & Shares in accordance with this Section, no further securities from the Company or any of their respective subsidiaries or affiliated companies will be due to Kodiak under either the SPA, the Note or any other agreement.

4.
Representations and Warranties. Each of the parties represents and warrants to the other party that this Agreement constitutes a legal, binding and valid obligation of such party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, creditors’ rights and similar laws and general principles of equity. In connection with the receipt of the Fee & Shares, Kodiak represents and warrants to the Company as follows:

(a)
Kodiak (i) has adequate means of providing for the Kodiak’s current needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the substantial economic risks of an investment in the Shares for an indefinite period, (iv) is an “accredited investor” as defined in the Securities Act of 1933, as amended.

(b)
Kodiak acknowledges that the Shares, are not currently registered under any registration statement with the Securities and Exchange Commission and the Company is under no obligation to register the Shares.

5.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles regarding conflicts of laws. The parties further agree that any dispute arising under or related to this Agreement shall be maintained and heard exclusively in a federal or state court located in New York. Each of the parties hereby submits to personal jurisdiction in such a court and irrevocably waives (i) any objection it may have to the laying of venue of any such dispute in any such court and (ii) the defense of an inconvenient forum to the maintenance of any such dispute in any such court.

General. This Agreement: (i) constitutes the entire agreement between the parties regarding the subject matter hereof, (ii) may be amended or modified only by an instrument in writing signed by both parties hereto, (iii) may be executed in counterparts, and each such counterpart shall be deemed an original, and (iv) may be executed and delivered by e-mail.

IN WITNESS WHEREOF, each of the Company and Kodiak have caused this Mutual Release and Termination Agreement to be executed on its or her behalf as of the date first written above.

MINERCO RESOURCES, INC

By: /s/ V. Scott Vanis___________________

V. Scott Vanis

Chairman

KODIAK CAPITAL GROUP, LLC

By: /s/ Ryan Hodson_________________

Ryan Hodson

Managing Member